Exhibit 10.7
EXHIBIT D TO THE NON-QUALIFIED STOCK OPTION GRANT NOTICE
TERMS AND CONDITIONS
ADDENDUM FOR EMPLOYEES IN FRANCE
May 2008
     Pursuant to the Non-Qualified Stock Option Grant Notice to which this addendum is attached (the “Grant Notice”), Allergan, Inc. (the “Company”) granted to the participant specified on the Grant Notice (“Participant”) an option under the Allergan, Inc. 2008 Incentive Award Plan (the “Plan”) to purchase the number of shares of the Company’s common stock, par value $0.01 per share (“Stock”), indicated in the Grant Notice, subject to a general set of terms and conditions attached as “Exhibit A” to the Grant Notice (the “Terms”), the terms and conditions of the Grant Notice and the Plan, and the terms and conditions set forth in this addendum. The provisions of this addendum form an integral part of the Terms. The provisions of the Plan, the Grant Notice and the Terms that do not contradict the provisions of this addendum shall remain applicable.
     Capitalized terms not specifically defined herein shall have the meanings specified in the Plan or, if not defined therein, the Terms.
1.	Definitions.

For the purposes of Sections 3.2 and 3.4 of the Terms, “permanent and total disability” means disability of the second or third category, as determined in accordance with Article L 341-1 of the French Social Security Code.

For the purposes of Section 5 of the Terms, Participant’s discharge for “Cause” means dismissal for personal reasons (“licenciement pour motif personnel”) within the meaning of the French Labor Code.

2.	Expiration of the Option. The Option may not be exercised to any extent by anyone after the earlier of (i) the date determined in accordance with Section 3.4 of the Terms (without regard to Section 3.4(e) of the Terms), (ii) the expiration of six months following Participant’s death, or (iii) the expiration of one month following Participant’s Termination of Employment by the Company or any Subsidiary by reason of Participant’s discharge for “Cause” (as defined in the Terms).

3.	Types of Consideration. Payment of the exercise price owing upon exercise of the Option or any portion thereof shall be by any of the following, or a combination thereof, at Participant’s election: (a) cash; (b) check; (c) to the extent permitted under applicable laws and Section 5 below, delivery of a notice that Participant has placed a market sell order with a broker with respect to shares of Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate exercise price; provided, that payment of such proceeds is then made to the Company upon settlement of such sale; (d) through the delivery of shares of Stock which have been owned by Participant for at least six months (or, if such shares were acquired pursuant to the exercise of an option, four years), duly endorsed for transfer to the Company with a Fair Market Value on the date of exercise equal to the aggregate exercise price of the Option or exercised portion thereof; (e) to the extent permitted by the Administrator, through the delivery of other lawful consideration; or (f) any combination of the foregoing.

4.	Transfer Restrictions. The Option may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution.

5.	Holding Period. The shares of Stock acquired upon exercise of all or part of the Option may not be sold, pledged, assigned or transferred in any manner by Participant prior to the fourth anniversary of the Grant Date specified on the Grant Notice. Notwithstanding the foregoing, the holding period requirements set forth in this Section 5 shall not apply (i) with respect to shares of Stock acquired upon exercise of all or part of the Option at least three months before Participant’s dismissal or retirement, following Participant’s dismissal or retirement or (ii) with respect to shares of Stock acquired upon exercise of all or part of the Option at any time, following Participant’s invalidity or death (Article 91-bis of appendix II to the French General Tax Code).

6.	Indemnification. By exercising the Option, Participant agrees that, in the event that Participant does not comply with the holding period requirements set forth in Section 5, Participant shall be liable for all consequences to the Company and its Subsidiaries resulting from such breach and undertakes to indemnify the Company and its Subsidiaries with respect to all amounts payable by the Company and its Subsidiaries in connection with such breach. More generally, by exercising the Option, Participant agrees to indemnify and keep indemnified the Company and its Subsidiaries from and against any liability for, and obligation to pay, any tax and social charges incurred by the Company and its Subsidiaries.

7.	Acquired Rights.
•	The grant of the Option to Participant was wholly at the discretion of the Administrator and neither Participant’s receipt of the Option nor any other option or award imposes any obligation on the Administrator or the Company to grant Participant any additional awards under the Plan in the future.

•	The value or benefits derived from the Option shall not be taken into account in computing the amount of Participant’s salary or other compensation for the purposes of determining any pension, retirement or other benefits.

•	No account shall be taken of actual or further grants of options or other awards under the Plan for the purposes of any redundancy payments or for the purposes of any claim for compensation resulting from loss of employment in any way whatsoever.

•	Nothing in the Plan or in any document of any type executed pursuant to the Plan or relating to the Option shall confer upon Participant any right to continue in the employ or service of the Company, or shall affect the right of the Company to terminate the employment or service of Participant at any time for any or no reason or shall impose upon the Company any liability for any forfeiture, lapse or termination of the Option that may result from any such termination.
8.	Currency. All calculations under the Plan shall be prepared based on U.S. dollars. Amounts denominated in any currency other than U.S. dollars shall be converted into U.S. dollars on the basis of the Exchange Rate in effect on the relevant date. The “Exchange Rate” shall be the rate at which the relevant currency is converted into U.S. Dollars, as reported on the relevant date in The Wall Street Journal (or such other reliable source as may be selected from time to time by the Administrator in its discretion).

9.	Other Terms. The provisions of this Terms and Conditions Addendum for Employees in France shall supersede any provisions to the contrary in the Grant Notice, the Terms or the Plan.